QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.6

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

MSW ENERGY HUDSON LLC

        This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MSW ENERGY HUDSON LLC, a Delaware limited liability company (f/k/a Duke Energy Hudson, LLC) (the "Company"), is made, and effective, as of the 30th day of June, 2003 by MSW Energy Holdings LLC, a Delaware limited liability company and the sole member (the "Member").

WITNESSETH:

        WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on the 28th day of August, 2002 in accordance with the provisions of the Delaware Limited Liability Company as set forth in Title 6, Subchapter I, §§18-101 et seq. of the Delaware Code, as amended and in effect from time to time (the "Act"), and the original member, Duke Energy Global Markets, Inc., a Nevada corporation ("DEGMI"), set forth the provisions regarding the governance and operation of the Company in a Limited Liability Company Agreement of the Company dated as of August 28, 2002, as amended and restated by that certain Amended and Restated Limited Liability Company Agreement, dated as of March 6, 2003 (as so amended and restated, the "Original Agreement");

        WHEREAS, (i) effective as of the date hereof, DEGMI has sold its entire membership interest in the Company to the Member, pursuant to that certain Equity Purchase Agreement, dated as of March 19, 2003, between DEGMI and the Member and (ii) on the date hereof, the Member has caused a Certificate of Amendment to the Certificate of Formation of the Company to be filed with the Secretary of State of the Sate of Delaware changing the name of the Company; and

        WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety as set forth herein.

        NOW, THEREFORE, BE IT RESOLVED, that the Member hereby amends and restates the Original Agreement in its entirety as follows:

        1.    Name.    The name of the Company is "MSW Energy Hudson LLC". The Member may at any time change the name of the Company.

        2.    Purpose; Powers.    Subject to the provisions of Section 10 hereof, the purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Act. In furtherance of the purposes set forth in this Section 2, and subject to the provisions of Section 10 hereof, the Company shall possess and may exercise all the powers and privileges granted by the Act.

        3.    Registered Office.    The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Member may at any time change such registered office.

        4.    Registered Agent.    The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Member may at any time change such registered agent.

        5.    Principal Office.    The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at c/o CSFB Private Equity, 11 Madison Ave., 16th Floor, New York, New York 10010. The Member may at any time change such principal office.

        6.    Member.    MSW Energy Holdings LLC, a Delaware limited liability company, is the sole member of the Company. The mailing addresses of the Member are as follows (and all communications should be sent to both):

c/o Highstar Renewable Fuels LLC 175 Water Street New York, New York 10038 Attention: Marc C. Baliotti	c/o CSFB Private Equity Eleven Madison Ave., 16th Floor New York, New York 10010 Attention: Daniel H. Clare

        7.    Term.    The term of the Company commenced on the date of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until the Company is dissolved, liquidated and terminated by the Member in accordance with the Act.

        8.    Capital Contributions.    Pursuant to that certain Contribution to Capital, Assignment and Assumption Agreement, dated as of June 20, 2003, by and among DEGMI, Duke Energy Erie, LLC and the Company, DEGMI, in its capacity as the original member of the Company, contributed to the Company a 49.8% membership interest in Duke/UAE Ref-Fuel LLC, a Delaware limited liability company. Other than as set forth above and as expressly provided below, the Member shall make Capital Contributions (as defined below) to the Company at such times and in such amounts as determined by the Member. No interest shall be paid on any Capital Contribution. In no event shall the Member be personally liable for any liabilities or obligations of the Company. Notwithstanding any other provision herein to the contrary, the Member shall make a Capital Contribution, to the extent the Company does not otherwise have sufficient funds therefor, in an amount sufficient for the Company to pay (i) its annual fees in each jurisdiction in which it is qualified to do business and (ii) any corporate maintenance or registered agent fees to any nationally recognized corporate service company or other person or entity, for each jurisdiction in which the Company is qualified to do business. As used herein, "Capital Contribution" means the amount of cash and the fair market value of all property contributed to the Company by the Member in its capacity as such. All such amounts contributed shall be reflected on the books and records of the Company. Any reference in this agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member in respect of the membership interest of such then Member.

        9.    Management; Officers.    The Member shall have full charge of the management, conduct and operation of the Company business in all respects and in all matters, including, but not limited to, full power and authority (i) to determine all matters relating to the conduct and management of the Company's business and its winding up, (ii) to take all of the actions, in the name and on behalf of the Company, set forth in or contemplated by Section 2 or incidental thereto, and (iii) to make any and all filings necessary or, in the Member's sole discretion, appropriate under federal and state securities and other laws. The Member may (i) elect one or more officers of the Company with such titles as the Member may deem necessary, appropriate, or desirable, and (ii) delegate any or all of its rights, powers and authority to one or more of such officers as the Member may from time to time determine.

        10.    Special Provisions.    Notwithstanding any other provision of this agreement, as long any Senior Note remains outstanding, the provisions set forth below shall apply. As used herein, (i) the "Senior Notes" means the U.S.$200,000,000 principal amount of 8.5% Senior Secured Notes due 2010 to be issued and sold to Credit Suisse First Boston LLC by the Member and MSW Energy Finance Co., Inc., as co-issuer, and (ii) the "Senior Note Documents" means, collectively, (A) the Purchase Agreement, dated as of June 11, 2003, by and among the Member, MSW Energy Finance Co., Inc. and Credit Suisse First Boston LLC, (B) the Note Documents (as defined in that certain Indenture, dated June 25,

2003, by and among the Member, MSW Energy Finance Co., Inc. and Wells Fargo Bank Minnesota, National Association, as trustee), and (C) all other amendments, orders, directions, requests, receipts, certificates, or other agreements, instruments, papers and documents entered into in connection with or contemplated by any of the Note Documents or the Purchase Agreement.

  a.
  The purpose for which the Company is organized is limited solely to (A) owning, holding, and managing a 49.8% membership interest in the Duke/UAE Ref-Fuel LLC, a Delaware limited liability company (the "Duke/UAE Ownership Interest"), (B) entering into and performing its obligations under the Senior Note Documents, (C) selling, exchanging, transferring, pledging and refinancing the Duke/UAE Ownership Interest to the extent contemplated or permitted by the Senior Note Documents, (D) engaging in any other transaction or business contemplated or permitted by the Senior Note Documents, and (E) transacting any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware that is incident, necessary and appropriate to accomplish the foregoing.

  b.
  The Company has not incurred and will not incur any indebtedness, except as contemplated or permitted by the Senior Note Documents.

  c.
  The Company shall not voluntarily dissolve or liquidate or engage in any consolidation, merger, conveyance, transfer or sale of assets outside the ordinary course of business, except as contemplated or permitted by the Senior Note Documents.

  d.
  The Company shall:

  (i)
  maintain its books and records separate from any other person or entity;

  (ii)
  maintain its bank accounts separate from any other person or entity, except as contemplated or permitted by the Senior Note Documents;

  (iii)
  not commingle its assets with those of any other person or entity and shall hold all of its assets in its own name;

  (iv)
  conduct its business in its own name;

  (v)
  maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity and shall not have its assets listed on the financial statement of any other person or entity;

  (vi)
  pay its own liabilities and expenses only out of its own funds;

  (vii)
  observe all limited liability company and other organizational formalities;

  (viii)
  employ or deal with any Member or any affiliate, to the extent it chooses to employ or deal with such Member or affiliate at all, only on a fair and arms' length basis and shall not enter into any transaction with its Members or any affiliate of any of its Member other than on an arms' length basis, reflecting terms and conditions that are no less favorable to the Company than those negotiated between unrelated parties, except as contemplated or permitted by the Senior Note Documents;

  (ix)
  not enter into or be a party to any transaction with any Member or affiliate thereof, or, where relevant, such Member's or affiliate's members, officers, directors, shareholders, or affiliates, as the case may be, except on terms and conditions that are intrinsically fair and are no less favorable to the Company than would generally be obtained in a comparable arms' length transaction with an unrelated third party, except as contemplated or permitted by the Senior Note Documents;

  (x)
  pay the salaries of its own employees only from its own funds;

    (xi)
    maintain a sufficient number of employees in light of its contemplated business operations;

    (xii)
    not assume, guarantee or become obligated for the debts of any other person or entity, except as contemplated or permitted by the Senior Note Documents;

    (xiii)
    not hold out its credit as being available to satisfy the obligations of any other person or entity, except as contemplated or permitted by the Senior Note Documents;

    (xiv)
    not acquire the obligations or securities of its affiliates or Member, other than the Duke/UAE Ownership Interest or as contemplated or permitted by the Senior Note Documents;

    (xv)
    not make any gifts, loans, or fraudulent conveyances to any other person or entity or buy or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities), except as contemplated or permitted by the Senior Note Documents;

    (xvi)
    allocate fairly any overhead expenses for office space or business facilities or equipment that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate, except as contemplated or permitted by the Senior Note Documents;

    (xvii)
    use separate stationery, invoices, and checks bearing its own name;

    (xviii)
    not pledge its assets for the benefit of any other person or entity, except as contemplated or permitted by the Senior Note Documents;

    (xix)
    hold itself out as a separate entity;

    (xx)
    correct any known misunderstanding regarding its separate identity;

    (xxi)
    act solely in its own name, through its own officials, agents or representatives where relevant; and

    (xxii)
    other than for United States federal, state and local income tax purposes, not hold itself out to the public, to any creditors, or to any governmental agency as a "division" or "part" of any entity or entities, or more generally as part of a single integrated enterprise with any other entity.

  e.
  The Member shall amend the provisions specified in this Section 10 only if the Company provides prior written notice to each of the rating agencies then providing a rating on the Senior Notes.

        11.    Distributions.    The Company shall make cash distributions to the Member at such times and in such amounts as determined by the Member.

        12.    Allocations of Profits and Losses.    All net profits and credits and all net losses of the Company (for both accounting and tax purposes) for each fiscal year shall be allocated to the Member.

        13.    Dissolution and Winding Up.

          (a)    General.    Upon dissolution of the Company, and unless the business of the Company is continued upon the terms of this agreement by the unanimous written agreement of all of the Members (if the Company has more than one Member), the business of the Company shall continue for the sole purpose of winding up its affairs. The winding up process shall be carried out by the Member.

          (b)    Application and Distribution of Company Assets.    The assets of the Company in winding up shall be applied or distributed as follows: first, in payment of the debts of the Company, taking into account the relative priorities thereof; and second, to the Member. A reasonable reserve for contingencies in connection with the winding up of the business of the Company shall be retained by the Company until such winding up is completed or such reserve is otherwise deemed no longer necessary by the Member. Notwithstanding any other provision of this agreement to the contrary, in no event shall the Member if it has a negative capital account upon final distribution of all cash and other property of the Company be required to restore such negative capital account to zero.

          (c)    Certificate of Cancellation.    Upon the completion of the winding up of the Company, a certificate of cancellation of the Company shall be filed with the Secretary of State of the State of Delaware and the legal existence of the Company shall terminate.

        14.    Books and Records; Taxes.

          (a)    Company Books of Account.    The Company shall cause to be entered in appropriate books, kept at the Company's principal place of business, all transactions of or relating to the Company. The Member shall have access to and the right, at such Member's sole cost and expense, to inspect and copy such books and all other Company records during normal business hours; provided that the Member shall be responsible for any out-of-pocket costs or expenses incurred by the Company in making such books and records available for inspection.

          (b)    Deposits of Company Funds.    All funds of the Company shall be deposited in the Company's name in such checking, money market, or other account or accounts as the Member may from time to time designate. Withdrawals from any such account shall be made on such signature or signatures as the Member shall determine.

          (c)    Fiscal Year.    The fiscal year of the Company shall be the calendar year.

          (d)    Taxes.    The Company shall not (i) be treated as an entity separate from its owners for United States federal income tax purposes, and (ii) elect, pursuant to Section 301.7701-3 of the Treasury Regulations, to be treated as an "association" for United States federal income tax purposes.

        15.    Indemnification.

          (a)   To the fullest extent permitted under the Act, the Company shall indemnify the Company's officers, employees, and members (and the respective officers, directors, employees, agents, members, managers, stockholders and affiliates of each of the foregoing) (each of the foregoing, an "Indemnitee") in connection with the management of the Company when the same shall be acting within the scope of their authority conferred by the provisions of this agreement; provided that no such indemnification shall be available in respect of any loss or damage to the extent that such loss or damage is determined to have been primarily caused by the gross negligence, willful misconduct or bad faith of the Indemnittee.

          (b)   To the extent that an Indemnitee is successful on the merits or otherwise in any Proceeding (as defined below), such Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by such Indemnitee or on such Indemnitee's behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all Claims (as defined below), issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved Claim, issue or matter. For purposes of this Section 15 and without limitation, the termination of any Claim, issue or matter in such a Proceeding by dismissal or withdrawal with or without prejudice, shall be deemed to be a successful result as to such Claim, issue or matter. For purposes of this Section 15, (i) "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing and any other proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative that arise out of or otherwise relate to this agreement and the terms hereof and (ii) "Claims" means demands, demand letters, claims, actions, notices of noncompliance or violation, or other proceedings.

          (c)   The Company shall advance all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of any Indemnitee to repay any expenses advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified against such expenses.

          (d)   All duties and liabilities (fiduciary and otherwise) of the Member and its affiliates are restricted to those expressly stated in this agreement.

        16.    Admission of Additional Members.    One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

        17.    Governing Law.    This agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

        18.    Transfer.    The Member may encumber, collaterally assign, mortgage or pledge its Interest (as defined in Section 19 hereof) in the Company to secure financing for the Member or its affiliates (a "Collateral Assignment"). The Member may Transfer (as defined below) all or a portion of its membership interest in the Company. In the event of the Transfer of less than all of the Member's membership interest in the Company, the transferee shall become a member of the Company. In the event of the Transfer of all of the Member's membership interest, the transferee shall succeed to all the Member's rights under this agreement. Upon the Transfer of the Member's membership interest in the Company, the transferee shall become a member of the Company upon the completion of the Transfer without any further action, except as set forth in Section 19. As used in this Section 18, "Transfer" means any sale, assignment (other than a Collateral Assignment) or conveyance and any transfer occurring as a result of or in connection with the enforcement or realization by a secured party of its security interest granted by means of any encumbrance, collateral assignment, mortgage or pledge by the Member of all or any portion of its membership interest in the Company, whether occurring voluntarily or by operation of law or the disposition of any of its membership interest pursuant to a foreclosure or sale in lieu of a foreclosure.

        19.    Membership Certificates.

          (a)   The Company shall issue one (1) membership certificate (collectively, the "Membership Certificates") evidencing the ownership interest in the Company of each Member, including the right of each such Member to any and all benefits to which such Member may be entitled as provided in this agreement and the obligation of such Member to comply with the terms and provisions of this agreement (collectively, the "Interests"). Each such Membership Certificate shall be in the form attached as Exhibit A. Membership Certificates shall be consecutively numbered and shall be entered in the books and records of the Company as they are issued and shall exhibit the holder's name. Each Membership Certificate shall also include as a part thereof, a form of assignment sufficient, subject to the terms of this agreement, to effectuate a disposition of such Member's Interest to an assignee. Each Membership Certificate shall bear a legend in substantially the following form: "This certificate evidences that                         is the owner of a membership

  interest in the Company consisting of a            % Interest and certain other rights in MSW Energy Hudson LLC, all as set forth in the Second Amended and Restated Limited Liability Company Agreement of MSW Energy Hudson LLC, dated as of June 30, 2003, as amended, modified and supplemented from time to time. This Membership Certificate, including the rights attendant thereto, shall be a security governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) the laws of which may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection and the priority of a security interest in membership interests of the Company."

          (b)   The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of the Interests. The Company shall not recognize any transfer of any Interest until the Membership Certificate evidencing such Interest is surrendered to the Company for registration of transfer on the books of the Company by the holder hereof in person or by duly authorized attorney with an assignment properly endorsed in the form attached to the Membership Certificate and the assignee of such Interest has executed a counterpart signature page to this agreement agreeing to be bound by the terms and provisions hereof. Upon surrender for registration of transfer of any Membership Certificate, the Company shall issue, in the name of the holder, one or more new Membership Certificates evidencing the Interest. The Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

          (c)   Each distribution in respect of any Interest shall be paid by the Company only to the record holder thereof as of the date of such distribution, unless otherwise directed by the record holder of such Interest. Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment, regardless of any claim of any person or entity who may have an interest in such payment by reason of assignment or otherwise.

          (d)   If any mutilated Membership Certificate is surrendered to the Company, then the Company shall issue a new Membership Certificate evidencing the Interest as the Membership Certificate so surrendered. Upon delivery by the record holder of an Interest of an affidavit and indemnity, both in form and substance satisfactory to the Company, that a previously issued Membership Certificate has been lost, destroyed or stolen, the Company shall issue a new Membership Certificate evidencing the Interest.

          (e)   Each Membership Certificate, including the rights attendant thereto, shall be a security governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) the laws of which may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection and the priority of a security interest in membership interests of the Company. The foregoing provision shall not be amended, and any purported amendment to such provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.

        20.    General.

          (a)    Binding Agreement.    The covenants and agreements herein contained shall inure to the benefit of and be binding upon the Member and its legal representatives, successors in interest and assigns.

          (b)    Captions.    Captions contained in this agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this agreement or the intent of any provisions hereof.

          (c)    No Third Party Beneficiaries.    Except as expressly set forth in Sections 8, 10(b) and 15 of this agreement, this agreement shall not confer upon any third party any right, benefit, cause of action, or remedy of any nature whatsoever.

        IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Second Amended and Restated Limited Liability Company Agreement this 30th day of June 2003.

MSW ENERGY HOLDINGS LLC
By:	/s/ MICHAEL J. MILLER Name: Michael J. Miller Title: President

EXHIBIT A

        Number

MSW ENERGY HUDSON LLC
A LIMITED LIABILITY COMPANY UNDER THE
LAWS OF THE STATE OF DELAWARE

        This certificate evidences that                        is the owner of a membership interest in MSW Energy Hudson LLC (hereinafter referred to as the "Company") transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate and the form of assignment attached hereto as Annex 1 properly endorsed. This Membership Certificate, and the Interest represented hereby, is issued and shall in all respects be subject to all of the provisions of, the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of June 30, 2003, as amended, supplemented or restated from time to time (the "Company Agreement"). Copies of the Company Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at                        . Capitalized terms used but not defined herein shall have the meaning given them in the Company Agreement.

        ASSUMING THAT THE MEMBERSHIP IS A SECURITY (AS DEFINED IN THE SECURITIES OF 1933, AS AMENDED (THE "SECURITIES ACT")), THE OFFERING, SALE AND DELIVERY OF THE MEMBERSHIP INTEREST REPRESENTED BY THIS MEMBERSHIP CERTIFICATE WERE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND THUS NEITHER SUCH MEMBERSHIP INTEREST NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSACTION IS REGISTERED UNDER SUCH LAWS OR THE DISPOSITION IS BEING MADE PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER SUCH LAWS. THE MEMBERSHIP INTEREST REPRESENTED BY THIS MEMBERSHIP CERTIFICATE IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN SECTION 18 OF THE COMPANY AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR HYPOTHECATED UNLESS SUCH TRANSFER, SALE OR HYPOTHECATION COMPLIES WITH THE TERMS OF SUCH AGREEMENT.

        THIS CERTIFICATE EVIDENCES THAT                        IS THE OWNER OF A MEMBERSHIP INTEREST IN THE COMPANY CONSISTING OF A            % INTEREST AND CERTAIN OTHER RIGHTS IN THE COMPANY, ALL AS SET FORTH IN THE COMPANY AGREEMENT. THIS MEMBERSHIP CERTIFICATE, INCLUDING THE RIGHTS ATTENDANT THERETO, SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE IN ANY JURISDICTION (A) THAT HAS ADOPTED REVISIONS TO ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE SUBSTANTIALLY CONSISTENT WITH THE 1994 REVISIONS TO ARTICLE 8 ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND (B) THE LAWS OF WHICH MAY BE APPLICABLE, FROM TIME TO TIME, TO THE ISSUES OF PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION AND THE PRIORITY OF A SECURITY INTEREST IN MEMBERSHIP INTERESTS OF THE COMPANY.

        Witness the signature of the duly authorized representative of the Company.

MSW ENERGY HUDSON LLC
By:

Name:

Title:

Dated:	,

ANNEX 1

Form of Assignment of Membership Interest

        For value received, the undersigned hereby sells, assigns and transfers unto                        the Interest (as defined in the Second Amended and Restated Limited Liability Company Agreement of MSW Energy Hudson LLC, dated as of June 30, 2003, as amended, modified and supplemented from time to time) in MSW Energy Hudson LLC (the "Company") in its name on the books of the Company and represented by Certificate Number            , and does hereby irrevocably constitute and appoint                        attorney to transfer such Interest on the books of the Company with full power of substitution in the premises.

Dated:

[ ]
Insert Name of Holder
By:
Name:
Title:
IN THE PRESENCE OF:
Name:

QuickLinks

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MSW ENERGY HUDSON LLC